Exhibit 8.1

March 13, 2024

Anheuser-Busch InBev Finance Inc.,

250 Park Avenue,

New York, NY 10177.

Anheuser-Busch InBev Worldwide Inc.,

One Busch Place,

St. Louis, MO 63118.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Anheuser-Busch InBev Finance Inc. and Anheuser-Busch InBev Worldwide Inc. (together, the “Issuers”) and Anheuser-Busch InBev SA/NV (the “AB InBev”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indeterminate aggregate initial offering price or principal amount of debt securities of the Issuers fully and unconditionally guaranteed by AB InBev and certain other subsidiaries of AB InBev, and ordinary shares of AB InBev, which may be represented by American Depositary Shares. We hereby confirm to you that the statements of United States tax law set forth under the heading “Tax Considerations–United States Taxation of Debt Securities” in the Registration Statement on Form F-3 (“Registration Statement”), dated as of the date hereof, are our opinion and are accurate in all material respects, subject to the limitations and exceptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations– United States Taxation of Debt Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP